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                                                                    EXHIBIT 99.1

                                 VIROLOGIC, INC.
                             CONDENSED BALANCE SHEET
                                 (IN THOUSANDS)
                                   (UNAUDITED)

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                                                              FEBRUARY 28,
                                                                  2003
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ASSETS
Current assets:
   Cash and cash equivalents...........................       $     8,967
   Short-term investments..............................               587
   Accounts receivable, net............................             3,686
   Inventory...........................................               938
   Prepaid expenses....................................               670
   Restricted cash.....................................               257
   Other current assets................................               122
                                                              -----------
      Total current assets.............................            15,227
Property and equipment, net............................            10,401
Restricted cash........................................               450
Other assets...........................................               927
                                                              -----------
      Total assets.....................................       $    27,005
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LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable....................................       $       866
   Accrued compensation................................             1,093
   Accrued liabilities.................................             1,877
   Deferred revenue....................................             1,095
   Current portion of capital lease obligations........             1,078
   Current portion of loans payable....................               241
                                                              -----------
      Total current liabilities........................             6,250
Long-term portion of capital lease obligations.........               317
Other long-term liabilities............................               338
Redeemable convertible preferred stock.................             4,249
Commitments
Stockholders' equity:
   Common stock........................................                28
   Additional paid-in capital..........................           119,587
   Deferred compensation...............................              (117)
   Accumulated other comprehensive income..............                 7
   Accumulated deficit.................................          (103,654)
                                                              -----------
      Total stockholders' equity.......................            15,851
                                                              -----------
      Total liabilities and stockholders' equity.......       $    27,005
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